Exhibit 99.1

Contact:
Capital Group Communications, Inc. - Investor Relations
(415) 332-7200
(415)332-7201
Website: http://www.capitalgc.com

Sino Clean Energy Inc.
Ming Lee, Assistant to the Chairman
+86-29-84067376

For Immediate Release

Sino Clean Energy Strengthens Corporate Governance with Appointments of New CFO and Independent Directors, Establishment of Board Committees and Adoption of Code of Ethics

Xi’an, China – December 16, 2008 – The Board of Directors of Sino Clean Energy, Inc. (OTCBB:SCLX) (“Sino Clean Energy”, the “Company”), a producer and distributor of coal-water mixture (“CWM”) in the People's Republic of China (“PRC”), today announced a series of measures adopted to strengthen the Company’s corporate governance in compliance with the listing requirements of a senior U.S. exchange.

First, the Board appointed Mr. Hon Wan “Helice” Chan to the position of Chief Financial Officer and Principal Accounting Officer, effective December 15, 2008. Mr. Chan replaces Ms. Caixia Peng, who voluntarily stepped down as the Company’s Chief Financial Officer, effective December 15, 2008.

Mr. Chan is a principal of CC Alliance CPA & Co. He was the Business Director for Texwood Group from November 2006 to February 2008, overseeing the company’s business administration, finance and accounting, and as an in-house accountant from April 2000 to June 2005. Between his stints at Texwood Group, Mr. Chan was the Chief Financial Officer of South China Media Group from July 2005 to October 2006. Mr. Chan holds a masters degree in accountancy from the Hong Kong Polytechnic University, and a bachelor’s degree in economics from Macquarie University in Australia. He is an associate member of both The Institute of Chartered Accountants in Australia and The Hong Kong Institute of Certified Public Accountants.

Next, the Board increased the number of directors from 3 to 5, and in connection therewith, appointed 2 independent directors, Mr. Bennet P. Tchaikovsky and Dr. Zidong Cao, to the Board, effective December 15, 2008.

Mr. Tchaikovsky is presently the Chief Financial Officer of Skystar Bio-Pharmaceutical Company. He is also currently serving on the board of directors of Ever-Glory International Group, Inc., as chairman of its audit committee and member of the compensation committee. He served as Chief Financial Officer of Innovative Card Technologies from July 2004 to October 2007, and as Vice President of Finance for TJR Industries, Inc. from January 2003 through November 2003. Prior to that, he was the Interim Chief Financial Officer and Chief Financial Officer of Digital Lava. Mr. Tchaikovsky is a licensed Certified Public Accountant and an inactive member of the California State Bar. He received a B.A. in Business Economics from the University of California at Santa Barbara and a J.D. from Southwestern University School of Law.

Dr. Cao is a scientist with substantial knowledge of the coal and related industries in China. He is presently the Assistant Dean of the School of Energy & Power Engineering and Associate Director of the Research Center on Environmental Science & Engineering at Xi’an Jiaotong University (the “University”). Dr. Cao was previously the Director of the University’s Boiler Laboratory and the Boiler Teaching & Research Office. He is a member of the National Committee of Boiler Standardization and is the Vice Chairman of the Xi’an Association of Thermal Energy & Dynamics. Dr. Cao is a graduate of the University’s School of Energy and Power Engineering, focusing on boiler research.

The Board also established an audit committee, a compensation committee and a nominating committee, and appointed Mr. Tchaikovsky and Dr. Cao to these committees, along with Mr. Wenjie Zhang, who has been on the Board since October 2006. The Board named Mr. Tchaikovsky as chairman of the audit committee, and Mr. Zhang as chairman of both compensation and nominating committees.

"We are pleased to welcome Mr. Chan as our new Chief Financial Officer and Principal Accounting Officer, and to welcome Mr. Tchaikovsky and Dr. Cao to our board of directors. Their solid backgrounds and depth of knowledge and experience will help make significant contributions to our company and ensure we meet the high standard of corporate governance necessary to be listed on a senior U.S. exchange,” said Mr. Baowen Ren, Chairman and Chief Executive Officer of Sino Clean Energy.

Lastly, the Board adopted a Code of Business Conduct and Ethics applicable to all employees, officers and directors of the Company, in order to promote ethical conduct and compliance with compliance with laws and regulations, to provide guidance with respect to the handling of ethical issues, to implement mechanisms to report unethical conduct, to foster a culture of honesty and accountability, to deter wrongdoing, and to ensure fair and accurate financial reporting.

About Sino Clean Energy

Sino Clean Energy is a U.S. publicly traded company and a China-based producer and distributor of coal-water mixture (“CWM”). Based in Xi’an Province, Sino Clean Energy is the largest CWM producer in Northwestern China. For more information about Sino Clean Energy, please visit http://www.suoang.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world, release and sales of new products and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.